Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-47019 and 333-102140 on Forms S-8 of Baxter International Inc. of our report dated June 29, 2020, appearing in this Annual Report on Form 11-K of Baxter International Inc. and Subsidiaries Incentive Investment Plan for the year ended December 31, 2019.

/s/ Crowe LLP

Oak Brook, Illinois
June 29, 2020